Exhibit 99.1

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LETTER TO SHAREHOLDERS

May 2022

Dear BioSig Shareholders,

During this period of global unrest and amid market volatility, I felt it was even more important to communicate with you, our shareholders, the strength of our business, and the initiatives we are executing that have served as the foundation for our growth trajectory.

We performed our first-in-human surgical procedures at the Texas Cardiac Arrhythmia Institute in Austin, Texas, with Dr. Andrea Natale in February 2019, followed by two additional first-in-human cases at Indiana University and Greenville Memorial Hospital in South Carolina in March and April 2019. Given the successful initial results, we kicked off a limited market release of PURE EP™ System, our Company’s flagship technology platform used to enhance the treatment of patients undergoing cardiac ablation to treat atrial fibrillation (Afib). Since that moment in history, we have completed over 2,200 patient cases with 75 physicians at over 17 hospitals across the United States. Having sold our first six systems to Mayo Clinic and HCA – St. David’s Medical Center (TCAI), Austin in 2021, the company decided to enter our next growth phase.

STRENGTHENED MANAGEMENT WITH NEW COMMERCIALIZATION TEAM

Gray Fleming Chief Commercial Officer	Our Board of Directors decided in August 2021 to hire and expand a new commercial team. On December 1, 2021, the Company hired Gray Fleming as Chief Commercial Officer, a new position at the Company. Gray spent 18 years with St. Jude Medical, one of the market leaders in the electrophysiology industry, rising from Clinical Associate to VP of Cardiac Sales. In addition to Gray, we hired John Sieckhaus as Chief Operating Officer. John spent 21 years at St. Jude Medical/ Abbott, where he held many positions, including General Manager and head of U.S. Sales. The Company also hired Zach Koch to lead clinical activities for the Company. Having mapped over 5,000 ablation cases in his career, Zach is widely considered as one of the leading clinical minds in the field. During his 18 years at St. Jude Medical and Abbott, Zach developed the Strategic Accounts team and had ownership in developing and launching some of Abbott’s most innovative capital and disposable electrophysiology products.

We believe that with this new team in place, we will be able to spearhead our commercial sales growth in a very impactful and meaningful way. At the same time, we conducted two headcount reductions in order to trim down our overhead and better align human resources to meet the needs of the new market expansion strategy. As a result, our total headcount is now approximately 10% lower than the peak in September 2021.	John Sieckhaus Chief Operating Officer

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TRANSFORMATION

BioSig leadership presented a transformation plan to our Board in January 2022. The goal of this presentation was to lay the groundwork for sustained commercial momentum and the development of a national installed base of the PURE EP systems.

The first phase of this plan is centered around bringing our 2020 and 2021 product evaluations to a close. Having successfully consummated a new relationship with an established hospital equipment leasing company, leadership reached out to the nine hospitals that were using the PURE EP™ System to offer an option of purchasing, leasing or renting the PURE EP systems installed in their hospitals. We are concluding those discussions now and expect to announce the results in the near term.

THE PURE EP NOVA-5 SOFTWARE OFFERS GREATER CUSTOMIZATION AND SMARTER WORKFLOWS, AIMING AT FURTHER DRIVING CLINICAL ADOPTION.	The second phase of the plan included changing our go-to-market strategy. To protect the essence of the plan, we are expanding our sales footprint from focusing on Florida and Texas to covering the entire country via five regional territories. The new commercialization team will be using our commercial operational technology platform to approach hospital customers we believe would greatly benefit from our offerings. We have modified sales materials and information to better identify with the value proposition our technology delivers. Our focus is to empower the physician to improve workflow during the diagnosis and ablation of cardiac arrhythmias, potentially saving them both time and money during the procedure. We have used third-party validation to demonstrate those benefits more clearly. We are still in the process of hiring additional professionals to staff up our strategy and officially commence the national targeted commercial launch by June 2022. We expect the expansion of our sales efforts should enable us to produce stronger sales results in the back half of 2022 and into 2023.

New software releases, including NOVA-5, which was launched at the Heart Rhythm Society Convention on April 29, 2022, demonstrate our efforts to enhance the workflow of the procedure for our customers. NOVA-5 is the result of customer feedback gleaned in our first 1,800 cases, reflecting our ability not only to listen to customer feedback but to turn around and deliver technology that meets their needs rapidly. We believe this responsiveness and turnaround time will serve our customers and shareholders well.

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CLINICAL TRIAL RESULTS

In addition to the expansion of our commercial team and the exciting transformational efforts on strategy, we successfully completed our first blinded clinical trial in 2021 and published those results in a leading peer- reviewed journal. Titled Evaluation of a novel cardiac signal processing system for electrophysiology procedures: The PURE EP 2.0 study, the study enrolled 51 patients at three leading medical centers across the United States: St. David’s Medical Center (TCAI), Mayo Clinic, and Massachusetts General Hospital. The physicians were blinded to using PURE EP or the conventional mapping or recording systems during cardiac ablation. It was determined under blinded review that PURE EP signal information was 75% statistically superior to the conventional surgical systems. We believe with this essential data in hand, along with new health economic information that sheds light on the value of the PURE EP System, our new and growing sales force will have the tools necessary to achieve increased sales.

FINANCING AND MARKETS

BioSig has over thirteen years of history of intelligently financing its business. As of December 31, 2021, the Company had approximately $11.7 million of cash and cash equivalents, and in March 2022, completed small financing for the gross proceeds of approximately $3 million with existing investors to extend our resource runway. In 2021, the Company spent $26.4 million in operating activities to accomplish several goals. We paid down $2.0 million of payables, some of which was left over from our short experience in the drug development business. The Company has also built over 40 units of commercial inventory, which is available for sale in 2022.

The Company has no debt and has approximately 38 million shares outstanding. Historically, our Board has always been opportunistic in how we fund the Company, and as we believe our stock has been trading at a deep discount considering the value of our business, our intellectual property assets, and our NeuroClear subsidiary, we plan to continue to exhibit the same intelligent financing strategies used to grow our business since inception.

The Company has several creative programs underway that, if successful, are intended to provide longer- term funding and stimulate a recovery in the share price of our stock. We believe many life sciences equity prices have been dramatically reduced over the past nine months and investors will start to rotate back into undervalued stocks in growth markets that are not affected by war, interest rates, or the cyclicality of economies. Electrophysiology is one of those growth markets. According to Grand View Research, the global electrophysiology device market size is expected to reach $12.2 billion by 2026, expanding at a growth rate of approximately 12%. We also believe that medical technology as a sector has significant pent-up demand that is currently being unlocked as the pandemic has faded. It is our understanding that many patients put off elective procedures during the pandemic and are now resuming them. Based on such potential

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significant pent-up demand and the first quarter 2022 results of the market leaders in our industry, we believe the outlook for the electrophysiology segment in 2022 remains strong.

EXECUTION AND RESULTS

Management continues to be the largest shareholder of the Company and is working harder than ever to increase the value of the Company. We strongly believe in the value of our technology and are now supported with both peer-reviewed clinical data and third-party economic data, proving the value of what we have built. Management is keenly focused on accountability and performance. Our compensation management is aligned with the achievement of company and individual goals. We believe that the relentless work ethic of our team and dedication to advancing our engineering, clinical, and commercial efforts will start to bear fruit this year. We expect to see the results of such efforts to materialize in the form of revenue recognition, expansion of hospital installations, and the discovery of new ways to use our platform by the many physicians empowered by our technology.

We understand the hurdles that lie ahead of us in a challenging macroeconomic environment. We appreciate the support and long-standing ownership many of you have committed to us over the years. We do not take that support lightly and understand that the decline in our stock price has caused concern. With that said, we expect the next three years will create significant shareholder value built on a foundation of 13 years of commitment to our technology and customers.

Sincerely,

Kenneth L. Londoner, Chairman & CEO

SAFE HARBOR DISCLOSURE

This Shareholder Letter contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social, and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates; (vii) our ability to successfully commercialize our products. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise.

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